Exhibit 99.1

380 Sentry Parkway Blue Bell, PA 19422
PRESS RELEASE

For Release: Contact:	Immediate William E. Hitselberger (610) 397-5298

PMA Capital Reports Continued Improvement in Core Operations, Third Quarter Loss After Charge

Blue Bell, PA, November 1, 2007 -- PMA Capital Corporation (NASDAQ: PMACA) today announced financial results for the third quarter of 2007.  PMA Capital reported a net loss of $8.8 million, or 28 cents per share, for the third quarter of 2007, which included an after-tax charge of $14.3 million, or 45 cents per share, for prior year loss development at the Company’s Run-off Operations.  For the same period in 2006, PMA Capital had net income of $1.5 million, or 5 cents per diluted share.  For the nine months ended September 30, 2007, the Company reported a net loss of $5.0 million, or 15 cents per share, compared to net income of $3.2 million, or 10 cents per diluted share, for the same period last year.

The Company noted significant operating achievements at The PMA Insurance Group:
•	Third quarter pre-tax operating income increased to $12.4 million, compared to $8.4 million in the third quarter of 2006;
•	Both third quarter and year-to-date combined ratios were below 100%;
•	Direct premiums written, excluding production from our partnership with Midwest Insurance Companies (“Midwest”), were up 8% year-to-date and 6% quarter-to-date;
•	New business written, excluding Midwest production, increased 28% to $91.5 million year-to-date and 26% to $26.8 million in the third quarter, compared to the same periods last year; and
•	Workers’ compensation renewal retention rates improved to 89% for the quarter and to 87% for the first nine months of 2007.

At PMA Management Corp., service revenues increased by 16% in the quarter to $7.6 million and by 10% to $22.8 million for the nine months ended September 30, 2007, compared to the same periods last year.  The Company continues to see organic growth opportunities for its fee-based business and expects growth to continue from this service-focused aspect of the company.

Vincent T. Donnelly, President and Chief Executive Officer commented, “While disappointed with the run-off charge, we are pleased to report another quarter of positive momentum, with revenue growth and improving operating results at The PMA Insurance Group, and continued growth in our fee-based business.  During the third quarter, we completed our periodic comprehensive loss reserve review.  Our reserves at The PMA Insurance Group continue to develop as we expected.  During the review of our Run-off Operations, however, we observed increased loss development from a limited number of ceding companies on our claims-made general liability business, primarily related to professional liability claims.  This increase in 2007 loss trends caused us to determine that reserve levels, primarily for accident years 2001 to 2003, needed to be increased by $22 million.  The claims-made general liability book of business represents about 20% of the gross reserves at the Run-off Operations segment.  The remaining book of run-off claims continues to perform in line with our expectations.”

On October 1, 2007, PMA Capital announced the acquisition of Midlands Management Corporation (“Midlands”), an Oklahoma City-based managing general agent, program administrator and provider of third party administrator (“TPA”) services.  Midlands had revenues of $30 million in 2006.

“We are excited about our business combination with Midlands.  This is a natural extension of our business model and builds upon our core competencies in TPA services and workers’ compensation insurance,” said Mr. Donnelly. “There is very little overlap in business between Midlands and PMA, which creates enhanced opportunities for the cross-selling of services in both companies. We expect the transaction to be immediately accretive, adding 7 to 10 cents per share to our 2008 earnings,” Mr. Donnelly concluded.

Operating income (loss), which the Company defines as net income (loss) excluding realized gains and losses, was an operating loss of $9.4 million, or 29 cents per share, for the quarter, compared to operating income of $2.0 million, or 6 cents per diluted share, in the third quarter of 2006.  The operating loss for the first nine months of 2007 was $4.2 million, or 13 cents per share, compared to operating income of $3.8 million, or 12 cents per diluted share, in the first nine months of 2006.

The net results included the following after-tax net realized gains (losses):

	Three months ended		Nine months ended
	September 30,		September 30,
(dollar amounts in thousands)	2007	2006	2007	2006
Net realized gains (losses) after tax:
Sales of investments	$(2,012)	$111	$(2,650)	$(606)
Change in fair value of trading securities	2,712	-	2,257	-
Change in fair value of debt derivative	(29)	(570)	(257)	50
Other	(62)	(60)	(161)	(67)
Net realized gains (losses) after tax	$609	$(519)	$(811)	$(623)

Segment Operating Results

Operating income (loss), which we define as net income (loss) under accounting principles generally accepted in the United States (GAAP) excluding net realized investment gains and losses, is the financial performance measure used by our management and Board of Directors to evaluate and assess the results of our insurance businesses because (i) net realized investment gains and losses are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains and losses that do not relate to the operations of the individual segments.  Operating income (loss) does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

The following is a reconciliation of our segment operating results and operating income (loss) to GAAP net income (loss).

	Three months ended		Nine months ended
	September 30,		September 30,
(dollar amounts in thousands)	2007	2006	2007	2006
Pre-tax operating income (loss):
The PMA Insurance Group	$12,363	$8,351	$32,486	$23,163
Run-off Operations	(22,016)	174	(23,461)	763
Corporate & Other	(4,850)	(5,016)	(15,288)	(17,283)
Pre-tax operating income (loss)	(14,503)	3,509	(6,263)	6,643
Income tax expense (benefit)	(5,091)	1,489	(2,108)	2,800
Operating income (loss)	(9,412)	2,020	(4,155)	3,843
Realized gains (losses) after tax	609	(519)	(811)	(623)
Net income (loss)	$(8,803)	$1,501	$(4,966)	$3,220

Beginning in the fourth quarter of 2007, we expect to report the combined operating results of Midlands and PMA Management Corp. in a new reporting segment within our consolidated results of operations.

The PMA Insurance Group

The PMA Insurance Group reported pre-tax operating income of $12.4 million for the third quarter, compared to $8.4 million for the same period last year.  Year-to-date pre-tax operating income was $32.5 million, compared to $23.2 million for the first nine months of 2006.  The increases in both periods were due to improved underwriting results and increased investment income.

Direct premiums written were $146.7 million for the third quarter of 2007, up from $127.5 million for the third quarter of 2006.  For the nine months ended September 30, 2007, direct premiums written increased to $418.8 million, compared to $347.5 million for the same period last year.  Included in direct premiums written for the third quarter and first nine months of 2007 were $13.7 million and $47.0 million of California workers’ compensation business produced under our partnership with Midwest, compared to $2.1 million for the same periods last year.  We wrote $39.2 million of new business in the third quarter of 2007, compared to $23.3 million during the same period last year.  Our year-to-date new business increased to $137.2 million, compared to $73.5 million for the first nine months of 2006.  Included in new business for the third quarter and first nine months of 2007 were $12.4 million and $45.7 million of the Midwest business, compared to $2.1 million for the same periods last year.  Our partnership with Midwest became effective September 1, 2006.  Our renewal retention rate on existing workers’ compensation accounts was 89% for the third quarter of 2007, compared to 88% for the same period in 2006, while our renewal retention rate for the first nine months of 2007 was 87%, up from 85% for the comparable period last year.

Net premiums written increased to $116.3 million in the third quarter of 2007, compared to $107.8 million in the same period last year.  Year-to-date net premiums written increased to $324.0 million, compared to $306.8 million during the same period in 2006.  Ceded premiums written increased for the third quarter and first nine months of 2007 primarily due to our cession of the California workers’ compensation premiums written under our partnership with Midwest.

For the third quarter and first nine months of 2007, the combined ratios on a GAAP basis were 97.3% and 99.0%, compared to 101.0% and 101.4% for the same periods last year.  These improvements primarily reflected lower loss and LAE and acquisition expense ratios, partially offset by higher policyholders’ dividend ratios.  The year-to-date combined ratio was also impacted by an improved operating expense ratio.

The improved loss and LAE ratios for both periods were primarily due to lower current accident year loss and LAE ratios, compared to 2006.  While our underwriting criteria remained consistent in 2007, our current accident year loss and LAE ratios benefited from changes in workers’ compensation products selected by our insureds and a reduced amount of integrated disability and assumed premiums in 2007.  Pricing changes coupled with payroll inflation for rate sensitive workers’ compensation business were slightly below overall estimated loss trends.  We estimated our medical cost inflation to be 8% during the first nine months of 2007, compared to our estimate of 8.5% through the first nine months of 2006.  We expect that medical cost inflation will continue to be a significant component of our overall loss experience.

The policyholders’ dividend ratios were higher in the third quarter and first nine months of 2007 than in the prior year periods.  The prior year periods reflected slightly higher than expected losses which resulted in lower than expected dividends on participating products where the policyholders may receive a dividend based, to a large extent, on their loss experience.

Fees earned under our partnership with Midwest reduced the 2007 acquisition expense ratios by 80 and 70 basis points for the quarter and year-to-date periods.  Controllable expenses, which include salaries, benefits and other headcount-related expenses, grew by 3% in the first nine months of 2007, compared to the 8% growth rate in direct premiums written.

Revenues from our TPA business at PMA Management Corp., which are included in other revenues, increased to $7.6 million for the three months ended September 30, 2007, from $6.6 million in the same period last year.  On a year-to-date basis, TPA revenues increased $2.0 million to $22.8 million compared to the first nine months of 2006.

Net investment income increased to $9.6 million in the third quarter of 2007, compared to $9.0 million in the prior year quarter.  For the first nine months of 2007, net investment income increased $2.7 million to $29.0 million, compared to the first nine months of 2006.  The improvements in 2007 were due primarily to higher yields on an increased invested asset base.

Run-off Operations

Our Run-off Operations, consisting of our former reinsurance and excess and surplus lines businesses, had pre-tax operating losses of $22.0 million and $23.5 million for the three and nine months ended September 30, 2007, compared to pre-tax operating income of $174,000 and $763,000 for the same periods last year.  Results in the third quarter and first nine months of 2007 included a pre-tax charge of $22 million for prior year loss development at the Run-off Operations.  The charge was primarily related to increased loss development from a limited number of ceding companies on its claims-made general liability business, primarily related to professional liability claims from accident years 2001 to 2003.

Net investment income and operating expenses continue to decline as we run-off this business.  Net investment income decreased to $3.5 million for the first nine months of 2007, from $7.3 million during the same period last year, due to a reduction in average invested assets of approximately $175 million, or 56%.

Corporate and Other

The Corporate and Other segment, which includes primarily corporate expenses and debt service, recorded net expenses of $4.9 million during the third quarter of 2007, compared to $5.0 million during the same period last year.  Net expenses were $15.3 million during the first nine months of 2007, which decreased from $17.3 million for the same period in 2006.  The improvement for the first nine months was primarily due to lower interest expense.  The lower interest expense resulted from a lower level of debt outstanding in 2007, compared to last year.

Financial Condition

Total assets were $2.7 billion as of September 30, 2007 and December 31, 2006.  Shareholders’ equity was $407.1 million as of September 30, 2007, compared to $419.1 million as of December 31, 2006.  Book value per share decreased 8 cents during 2007 to $12.75 as of September 30, 2007.  The decreases in both shareholders’ equity and book value per share were primarily due to the net loss.  Book value per share benefited from the positive impact of share repurchases.  The decrease in shareholders’ equity was also impacted by share repurchases made during 2007.

In May 2007, our Board of Directors authorized the repurchase of up to $10 million of our Class A Common Stock.  During the third quarter and first nine months of 2007, we repurchased 245,586 and 827,142 shares at a total cost of $2.3 million and $8.6 million, respectively.  Decisions regarding share repurchases are subject to prevailing market conditions and an evaluation of the costs and benefits associated with alternative uses of capital.

The components of our debt were as follows:

	As of	As of
	September 30,	December 31,
(dollar amounts in thousands)	2007	2006	Maturity
6.50% Convertible Debt [1]	$4,584	$19,326	2022
Derivative component of 6.50% Convertible Debt	762	3,115
4.25% Convertible Debt [2]	455	455	2022
8.50% Senior Notes	54,900	54,900	2018
Junior subordinated debt	64,435	43,816	2033-2037
Surplus Notes	10,000	10,000	2035
Unamortized debt discount	(64)	(401)
Total long-term debt	$135,072	$131,211

(1)
Holders, at their option, may require us to repurchase all or a portion of their debentures on June 30, 2009 at 114% of the principal amount. This debt may be converted at any time, at the holder's option, at a current price of $16.368 per share.

(2)	This debt may be converted at any time, at the holder's option, at a current price of $16.368 per share.

At September 30, 2007, we had $50.9 million in cash and short-term investments at the holding company and its non-regulated subsidiaries.  On October 1, 2007, the holding company paid $23.2 million in cash for the acquisition of Midlands, which included $3.4 million for net worth.  The ultimate purchase price for the stock, which could range from $22.8 million to $44.5 million, will be based on Midlands’ ability to achieve earnings growth for its business over the next four years.  The Company expects to be able to pay most of any future earn-out payments through cash generated from Midlands’ operations.

The PMA Insurance Group had statutory capital and surplus of $339.8 million as of September 30, 2007, compared to $321.2 million as of December 31, 2006.  The PMA Insurance Group has the ability to pay $26.5 million in dividends during 2007 without the prior approval of the Pennsylvania Insurance Department.  The statutory capital and surplus of PMA Capital Insurance Company (“PMACIC”), PMA Capital Corporation’s wholly-owned run-off reinsurance subsidiary, was $58.0 million as of September 30, 2007, compared to $121.6 million as of December 31, 2006.  The reduction in PMACIC’s statutory capital and surplus was due primarily to its extraordinary dividend payment of $37.5 million to PMA Capital in April 2007 and its 2007 statutory net loss.  The adverse development cover we have at PMACIC reduced the statutory effect of the third quarter reserve charge to $14.3 million.  The Company intends to commute the adverse development cover in the fourth quarter of 2007.  If the adverse development cover is commuted, statutory capital will be reduced by approximately $7 million.

Conference Call with Investors

As a reminder, we will hold a conference call with investors beginning at 8:30 a.m. Eastern Time on Friday, November 2nd to review our third quarter 2007 results.  The conference call will be available via a live webcast over the Internet at www.pmacapital.com.  To access the webcast, enter the Investor Information section, click on News Releases and then click on the microphone icon.  Please note that by accessing the conference call via the Internet, you will be in a listen-only mode.

The call-in numbers and passcodes for the conference call are as follows:

Live Call	Replay
888-713-4205 (Domestic)	888-286-8010 (Domestic)
617-213-4862 (International)	617-801-6888 (International)
Passcode 23672639	Passcode 30465219

You may pre-register for the conference call using the following link:
www.theconferencingservice.com/prereg/key.process?key=PKJP9M6NN
Pre-registering is not mandatory but is recommended as it will provide you immediate entry into the call and will facilitate the timely start of the conference.  Pre-registration only takes a few moments and you may pre-register at anytime, including up to and after the call start time.   Alternatively, if you would rather be placed into the call by an operator, please use the dial-in information above at least 15 minutes prior to the call start time.

A replay of the conference call will be available over the Internet or by dialing the call-in number for the replay and using the passcode.  The replay will be available from approximately 10:30 a.m. Eastern Time on Friday, November 2nd until 11:59 p.m. Eastern Time on Friday, December 7th.

Quarterly Statistical Supplement

Our Third Quarter Statistical Supplement, which provides more detailed historical information about us, is available on our website.  Please see the Investor Information section of our website at www.pmacapital.com.  You may also obtain a copy of this supplement by sending your request to:

PMA Capital Corporation
380 Sentry Parkway
Blue Bell, PA 19422
Attention: Investor Relations

Alternatively, you may make a request by telephone (610-397-5298) or by e-mail to InvestorRelations@pmacapital.com.  We will also furnish a copy of this news release and the Statistical Supplement to the SEC on a Form 8-K.  A copy of the Form 8-K will be available on the SEC’s website at www.sec.gov.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The statements contained in this press release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include estimates, assumptions or projections and are based on currently available financial, competitive and economic data and the Company’s current operating plans.  Although the Company’s management believes that its expectations are reasonable, there can be no assurance that the Company’s actual results will not differ materially from those expected.  The factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to:

•
our ability to effect an efficient withdrawal from the reinsurance business, including the commutation of reinsurance business with certain large ceding companies, without incurring any significant additional liabilities;

•
adverse property and casualty loss development for events that we insured in prior years, including unforeseen increases in medical costs and changing judicial interpretations of available coverage for certain insured losses;

•	our ability to increase the amount of new and renewal business written by The PMA Insurance Group at adequate prices or revenues of our service operations including Midlands Management Corporation;
•
our ability to have sufficient cash at the holding company to meet our debt service and other obligations, including any restrictions such as those imposed by the Pennsylvania Insurance Department on receiving dividends from our insurance subsidiaries in an amount sufficient to meet such obligations;

•
any future lowering or loss of one or more of our financial strength and debt ratings, and the adverse impact that any such downgrade may have on our ability to compete and to raise capital, and our liquidity and financial condition;

•	adequacy and collectibility of reinsurance that we purchased;
•	adequacy of reserves for claim liabilities;
•	whether state or federal asbestos liability legislation is enacted and the impact of such legislation on us;
•
regulatory changes in risk-based capital or other standards that affect the cost of, or demand for, our products or otherwise affect our ability to conduct business, including any future action with respect to our business taken by the Pennsylvania Insurance Department or any other state insurance department;

•	the impact of future results on the recoverability of our deferred tax asset;
•	the outcome of any litigation against us;
•	competitive conditions that may affect the level of rate adequacy related to the amount of risk undertaken and that may influence the sustainability of adequate rate changes;
•	our ability to implement and maintain rate increases;
•	the effect of changes in workers’ compensation statutes and their administration, which may affect the rates that we can charge and the manner in which we administer claims;
•	our ability to predict and effectively manage claims related to insurance and reinsurance policies;
•	uncertainty as to the price and availability of reinsurance on business we intend to write in the future, including reinsurance for terrorist acts;
•	severity of natural disasters and other catastrophes, including the impact of future acts of terrorism, in connection with insurance and reinsurance policies;
•	changes in general economic conditions, including the performance of financial markets, interest rates and the level of unemployment;
•	uncertainties related to possible terrorist activities or international hostilities and whether TRIEA is extended beyond its December 31, 2007 termination date; and
•	other factors or uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission.

You should not place undue reliance on any forward-looking statements in this press release.  Forward-looking statements are not generally required to be publicly revised as circumstances change and we do not intend to update the forward-looking statements in this press release to reflect circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PMA Capital Corporation
Selected Financial Data
(Unaudited)

	Three months ended September 30,
(dollar amounts in thousands)	2007	2006
Direct premiums written:
The PMA Insurance Group	$146,702	$127,492
Run-off Operations	-	-
Corporate and Other	(155)	(158)
Consolidated direct premiums written	$146,547	$127,334

Net premiums written:
The PMA Insurance Group	$116,271	$107,795
Run-off Operations	1,216	701
Corporate and Other	(155)	(158)
Consolidated net premiums written	$117,332	$108,338

Revenues:
Net premiums earned:
The PMA Insurance Group	$93,928	$94,696
Run-off Operations	1,105	746
Corporate and Other	(155)	(158)
Consolidated net premiums earned	94,878	95,284
Net investment income	10,670	10,747
Realized gains (losses)	937	(799)
Other revenues	7,649	6,624
Consolidated revenues	$114,134	$111,856

Components of net income (loss):
Pre-tax operating income (loss) (1):
The PMA Insurance Group	$12,363	$8,351
Run-off Operations	(22,016)	174
Corporate and Other	(4,850)	(5,016)
Pre-tax operating income (loss)	(14,503)	3,509
Income tax expense (benefit)	(5,091)	1,489
Operating income (loss)	(9,412)	2,020
Realized gains (losses) after tax	609	(519)
Net income (loss)	$(8,803)	$1,501

Weighted average common shares outstanding:
Basic	32,001,649	32,444,916
Diluted	32,001,649	32,922,643
(1)
Operating income (loss), which is GAAP net income (loss)  excluding net realized investment gains and losses, is the financial performance measure used by our management and our Board of Directors to evaluate and assess the results of our insurance businesses because (i) net realized investment gains and losses are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains and losses that do not relate to the operations of the individual segments.  Operating income (loss) does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

PMA Capital Corporation
Selected Financial Data
(Unaudited)

	Nine months ended September 30,
(dollar amounts in thousands)	2007	2006
Direct premiums written:
The PMA Insurance Group	$418,751	$347,499
Run-off Operations	-	47
Corporate and Other	(471)	(539)
Consolidated direct premiums written	$418,280	$347,007

Net premiums written:
The PMA Insurance Group	$323,980	$306,824
Run-off Operations	4,705	1,834
Corporate and Other	(471)	(539)
Consolidated net premiums written	$328,214	$308,119

Revenues:
Net premiums earned:
The PMA Insurance Group	$285,097	$280,720
Run-off Operations	2,815	1,684
Corporate and Other	(471)	(539)
Consolidated net premiums earned	287,441	281,865
Net investment income	32,320	33,205
Realized losses	(1,247)	(959)
Other revenues	23,050	21,014
Consolidated revenues	$341,564	$335,125

Components of net income (loss):
Pre-tax operating income (loss) (1):
The PMA Insurance Group	$32,486	$23,163
Run-off Operations	(23,461)	763
Corporate and Other	(15,288)	(17,283)
Pre-tax operating income (loss)	(6,263)	6,643
Income tax expense (benefit)	(2,108)	2,800
Operating income (loss)	(4,155)	3,843
Realized losses after-tax	(811)	(623)
Net income (loss)	$(4,966)	$3,220

Weighted average common shares outstanding:
Basic	32,304,383	32,159,316
Diluted	32,304,383	32,669,303
(1)
Operating income (loss), which is GAAP net income (loss) excluding net realized investment gains and losses, is the financial performance measure used by our management and our Board of Directors to evaluate and assess the results of our insurance businesses because (i) net realized investment gains and losses are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains and losses that do not relate to the operations of the individual segments.  Operating income (loss) does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

PMA Capital Corporation
GAAP Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
(dollar amounts in thousands, except per share data)	2007	2006
Assets:
Investments:
Fixed maturities available for sale	$725,637	$871,951
Fixed maturities trading	50,412	-
Short-term investments	104,692	86,448
Total investments	880,741	958,399

Cash	8,687	14,105
Accrued investment income	5,799	9,351
Premiums receivable	259,920	207,771
Reinsurance receivables	1,107,292	1,039,979
Prepaid reinsurance premiums	42,334	26,730
Deferred income taxes, net	103,284	100,019
Deferred acquisition costs	42,626	36,239
Funds held by reinsureds	104,715	130,214
Other assets	159,032	143,600
Total assets	$2,714,430	$2,666,407

Liabilities:
Unpaid losses and loss adjustment expenses	$1,586,471	$1,634,865
Unearned premiums	257,598	202,973
Debt	135,072	131,211
Accounts payable, accrued expenses
and other liabilities	225,783	191,540
Reinsurance funds held and balances payable	97,651	82,275
Dividends to policyholders	4,730	4,450
Total liabilities	2,307,305	2,247,314

Shareholders' Equity:
Class A Common Stock	171,090	171,090
Additional paid-in capital	110,687	109,922
Retained earnings	174,190	184,216
Accumulated other comprehensive loss	(16,673)	(20,624)
Treasury stock, at cost	(32,169)	(25,511)
Total shareholders' equity	407,125	419,093
Total liabilities and shareholders' equity	$2,714,430	$2,666,407

Shareholders' equity per share	$12.75	$12.83

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Three months ended September 30,
(dollar amounts in thousands, except per share data)	2007	2006

Gross premiums written	$151,039	$134,271

Net premiums written	$117,332	$108,338

Revenues:
Net premiums earned	$94,878	$95,284
Net investment income	10,670	10,747
Net realized investment gains (losses)	937	(799)
Other revenues	7,649	6,624
Total revenues	114,134	111,856

Expenses:
Losses and loss adjustment expenses	85,610	66,754
Acquisition expenses	18,221	19,811
Operating expenses	18,589	18,953
Dividends to policyholders	2,205	589
Interest expense	3,075	3,039
Total losses and expenses	127,700	109,146

Pre-tax income (loss)	(13,566)	2,710

Income tax expense (benefit):
Current	537	-
Deferred	(5,300)	1,209
Total income tax expense (benefit)	(4,763)	1,209

Net income (loss)	$(8,803)	$1,501

Net income (loss) per share:

Basic	$(0.28)	$0.05
Diluted	$(0.28)	$0.05

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)
	Nine months ended September 30,
(dollar amounts in thousands, except per share data)	2007	2006

Gross premiums written	$434,362	$368,313

Net premiums written	$328,214	$308,119

Revenues:
Net premiums earned	$287,441	$281,865
Net investment income	32,320	33,205
Net realized investment losses	(1,247)	(959)
Other revenues	23,050	21,014
Total revenues	341,564	335,125

Expenses:
Losses and loss adjustment expenses	220,786	198,526
Acquisition expenses	56,372	56,688
Operating expenses	57,308	60,520
Dividends to policyholders	5,874	3,022
Interest expense	8,734	10,685
Total losses and expenses	349,074	329,441

Pre-tax income (loss)	(7,510)	5,684

Income tax expense (benefit):
Current	737	-
Deferred	(3,281)	2,464
Total income tax expense (benefit)	(2,544)	2,464

Net income (loss)	$(4,966)	$3,220

Net income (loss) per share:

Basic	$(0.15)	$0.10
Diluted	$(0.15)	$0.10